Securities and Exchange Commission
                        Washington, D.C. 20549


                               Form 15


   Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of duty to File Reports under Sections 13 and 15(d) of the
                   Securities Exchange Act of 1934


                   Commission File Number: 2-36877



                           Irex Corporation
        (Exact name of Registrant as specified in its charter)



  120 North Lime Street, Lancaster, Pennsylvania 17602, (717) 397-3633 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                  Common Stock, par value $1 par value
        (Title of each class of securities covered by this Form)


                                None
(Titles of all other classes for which a duty to file reports under
                   Section 12(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    [ ]            Rule 12h-3(b)(1)(ii)     [ ]
   Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(2)(i)      [ ]
   Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(ii)     [ ]
   Rule 12g-4(a)(2)(ii)   [ ]            Rule 15d-6               [x]
   Rule 12h-3(b)(1)(i)    [ ]

   Approximate number of holders of record as of the certification or notice date: 289

   Pursuant to the requirements of the Securities Exchange Act of 1934, Irex Corporation has caused this certification/notification to be signed on its behalf by the undersigned duly authorized person.

                  Date: August 9, 2000       By:  J. E. Pinkerton
                                             Senior Vice President, Finance
                                                and Administration
                                             Principal Financial Officer